Exhibit 99.1

HeartCore’s Go IPO Client, SBC Medical Group, Begins Trading on the Nasdaq Stock Exchange

Company anticipates Q3 2024 revenue to be between $19 million-$23 million and net profit to be between $4 million-$8 million

NEW YORK and TOKYO, September 25, 2024 (GLOBE NEWSWIRE) — HeartCore Enterprises, Inc. (Nasdaq: HTCR) (“HeartCore” or “the Company”), a leading enterprise software and data consulting services company based in Tokyo, announced its Go IPO client, SBC Medical Group Holdings Inc. (“SBC”), has successfully commenced trading under the symbol “SBC” on the Nasdaq Global Market exchange. HeartCore was initially compensated through an aggregate $900,000 in initial fees and warrants to acquire 2.7% of SBC’s common stock, on a fully diluted basis, which equate to $17 million; in total, HeartCore generated $17.9 million in revenue from the SBC deal, with $17 million to be recognized in Q3 2024.

As previously mentioned, of the $17.9 million, HeartCore sold $9 million worth of warrants to a Japanese financial institution during Q1 2024. The Company generated $5.64 million in net sales after paying a referral fee of $3.36 million to So Management Inc. for sourcing the lead. With SBC now publicly traded, HeartCore holds in total $8 million worth of SBC stock.

Pursuant to the initial agreement, the Company assisted SBC throughout the listing process, including the audit and legal firm hiring process, translating requested documents into English, assisting in the preparation of documentation for internal controls required for an initial public offering, providing general support services, assisting in the preparation of the F-1 filing, and more.

Additionally, HeartCore announced the following guidance range for Q3 2024:

-	Revenue: $19 million-$23 million
-	Net Profit: $4 million-$8 million

“The SBC Medical Group deal is our biggest Go IPO deal to date, amassing a gross total of $17.9 million in total top line revenue for HeartCore,” said CEO Sumitaka Kanno Yamamoto. “Our team played a vital role in fostering the go public process for our treasured client, and we are very much looking forward to the progress and continued success SBC will create as a publicly traded company on the Nasdaq.

“Furthermore, we are very encouraged by our forecasted financials for Q3 2024, as HeartCore is slated to have its strongest quarter in corporate history. Relative to last year’s revenue for the first nine-months ended September 30, 2023, of $18.5 million, we anticipate generating between $28.1 million and $32.1 million in revenue for the nine months ended September 30, 2024, with a significant profit. We expect this year will be HeartCore’s strongest by far, and we continue to stay laser focused on providing value for our Go IPO clients, in addition to our enterprise software clients.”

About HeartCore Enterprises, Inc.

Headquartered in Tokyo, Japan, HeartCore Enterprises is a leading enterprise software and consulting services company. HeartCore offers Software as a Service (SaaS) solutions to enterprise customers in Japan and worldwide. The Company also provides data analytics services that allow enterprise businesses to create tailored web experiences for their clients through best-in-class design. HeartCore’s customer experience management platform (CXM Platform) includes marketing, sales, service and content management systems, as well as other tools and integrations, which enable companies to enhance the customer experience and drive engagement. HeartCore also operates a digital transformation business that provides customers with robotics process automation, process mining and task mining to accelerate the digital transformation of enterprises. HeartCore’s GO IPOSM consulting services helps Japanese-based companies go public in the U.S. Additional information about the Company’s products and services is available at https://heartcore-enterprises.com/.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believed,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue,” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks, and uncertainties are discussed in HeartCore’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond HeartCore’s control which could, and likely will materially affect actual results, and levels of activity, performance, or achievements. Any forward-looking statement reflects HeartCore’s current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. HeartCore assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The contents of any website referenced in this press release are not incorporated by reference herein.

HeartCore Investor Relations Contact:

Gateway Group, Inc.

Matt Glover and John Yi

HTCR@gateway-grp.com

(949) 574-3860